UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/07/2007

BJ Services Company
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10570

DE	63-0084140
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4601 Westway Park Blvd., Houston, TX 77041
(Address of principal executive offices, including zip code)

713-895-5624
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

In 1997, we contributed certain pumping service equipment to a limited partnership in which we owned a 1% partnership interest. The equipment was used to provide services to our customers for which we paid an annual service fee of approximately $10 million annually.

On February 7, 2007 we entered into an agreement with the other partner and participants in the partnership and the holders of debt issued by the partnership pursuant to which we agreed to discharge the outstanding indebtedness of the partnership and to purchase the partnership interest which we did not already own for approximately $48 million. This transaction closed on February 9, 2007 and resulted in our acquisition of the outstanding interest in the partnership and all rights therein held by the other equity participants and, indirectly, the equipment owned by the partnership as well as the discharge of the indebtedness of the partnership.

The closing of this transaction and subsequent liquidation of the partnership resulted in the termination of: (1) the Trust Indenture and Security Agreement dated as of August 7, 1997 among First Security Bank, National Association, BJ Services Equipment, L.P. and State Street Bank and Trust Company, as Indenture Trustee; (2) Indenture Supplement No. 1 dated as of August 8, 1997 between First Security Bank, as Nonaffiliated Partner Trustee, and BJ Services Equipment, L.P., and State Street Bank and Trust Company, as Indenture Trustee; and (3) the Amended and Restated Agreement of Limited Partnership dated as of August 7, 1997 of BJ Services Equipment, L.P. These documents have previously been included in our periodic reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

In the transaction, an affiliate of Bank of America, N.A. sold its interests in the partnership to us. Bank of America N.A. is administrative agent, swing line lender, L/C issuer and a lender under our credit agreement, dated June 11, 2004, which was filed as exhibit 10.40 in our annual report on Form 10-K for the fiscal year ended September 30, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ Services Company

Date: February 13, 2007	By:	/s/ Margaret B. Shannon
Margaret B. Shannon
Vice President - General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Purchase, Payoff and Termination Agreement, dated February 7, 2007.